Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 30, 2016, relating to the financial statements and financial highlights which appears in the January 31, 2016 Annual Report to the Shareholders of Aetos Capital Multi-Strategy Arbitrage Fund, LLC, Aetos Capital Distressed Investment Strategies Fund, LLC, and Aetos Capital Long/Short Strategies Fund, LLC, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

May 24, 2016